EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Susan Luscinski

President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	sluscinski@harvardbioscience.com

Harvard Bioscience, Inc.

 84 October Hill Road

Holliston, MA 01746 Tel: 508 893 8999 Fax: 508 429 8478

HBIO Reports 28% Revenue Growth in Fourth Quarter and 52% Revenue Growth for the Year

Holliston, MA, March 2, 2004 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $24.2 million, an increase of 28% over revenues of $18.9 million for the fourth quarter of 2002.  Net income, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended December 31, 2003 was $1.8 million or $0.06 per diluted and basic share, compared to a net loss of $974,000, or $0.03 per basic share, for the quarter ended December 31, 2002.  Pro forma net income of $2.7 million, or $0.09 per diluted share, for the quarter ended December 31, 2003 increased approximately 79% compared to $1.5 million, or $0.05 per diluted share, for the same quarter in 2002.

Revenues for 2003 were $87.1 million, an increase of 52% over revenues of $57.4 million for 2002.  GAAP net income for 2003 was $4.3 million, or $0.14 per diluted and basic share, compared to net income of $736,000, or $0.03 per diluted and basic share, for 2002.  Pro forma net income of $7.8 million, or $0.26 per diluted share, for 2003 increased approximately 45% compared to $5.4 million, or $0.20 per diluted share, for 2002.

“We are very pleased with the strong performance of HBIO both in the fourth quarter and for the year,” commented Chane Graziano, CEO of Harvard Bioscience.  He continued, “This good performance, despite a difficult economic environment, once again validates our strategy of internal development of new products and strategic alliances to drive organic growth coupled with strategic acquisitions of complimentary product lines to enable us to grow earnings and revenues much faster than the market.  For the quarter, the seasonal increase spending in the capital equipment market of Genomic Solutions and Union Biometrica, the double digit growth over the fourth quarter of 2002 in our ADMET business and our acquisitions, including the full quarter impact of Genomic Solutions, were the primary drivers of our growth.  For the year we achieved our guidance of revenues between $83-88 million and pro forma EPS of 26 cents, despite a weak economy particularly in the first half of the year.  Throughout 2003 we saw signs of a modest recovery in demand for our products.  In particular, the Harvard Apparatus ADMET business had a strong year on year revenue growth with better than 18% growth in the fourth quarter over last year and ending the year 4% up overall.   The Biochrom molecular biology business, primarily distributed through Amersham Biosciences showed about a 10% growth in revenues over fourth quarter last year, and about 3% up for the year. The capital equipment business of Union Biometrica turned in modest growth.  It is not possible to give a meaningful assessment of revenue growth at Genomic Solutions in fourth quarter as we acquired the business in the middle of the fourth quarter of 2002.

Without any additional acquisitions, we expect 2004 revenues to be in the $105-110 million range and pro forma EPS to be in the 31-33 cents per share range.  Clearly, we intend to make additional acquisitions which gives us added confidence in achieving this forecast despite continued economic uncertainty.

In view of the strong seasonality of the capital equipment market and the impact of acquisitions, we expect the quarterly distribution of our 2004 earnings to follow a pattern similar to 2003, with approximately 19-20% in Q1, 23-24% in each of Q2 and Q3 and 32-35% in Q4.

Although in first quarter 2004 we expect revenues to be in the $21-22 million range, we are guiding pro forma EPS to be flat with last year due to one time costs associated with several organizational changes around the world, and the additional costs associated with Sarbanes Oxley compliance efforts.  In order to maintain our strong operating metrics we continually look at areas to improve, and in the first quarter we have implemented several organizational changes to better leverage our infrastructure and distribution channels.  These organizational changes include consolidating some of the functions at our Warner operation in Connecticut into our Holliston, Massachusetts facility; consolidating some job functions at our Biochrom UK facility; and closing down the Genomic Solutions sales office in Japan and using the current distributor as the distribution channel instead.  These changes will result in several one off charges for severance and related costs but will reduce our cost structure going forward.  We expect these costs, along with the additional costs we are incurring for Sarbanes-Oxley compliance to have approximately a 1 cent per share negative impact in first quarter on pro forma eps.  This is reflected in our full year guidance.”

Revenues for the fourth quarter of 2003 grew 28% from the same quarter in 2002 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $861,000, revenues for the fourth quarter grew 24%.  For the year ended December 31, 2003, revenues grew 52% from the same period last year after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $2.5 million, revenues grew 47% for the year ended December 31, 2003 compared to the same period in 2002.  The favorable foreign exchange effects for the quarter and the year are due primarily to the strengthening of the British pound sterling and the Euro against the US dollar.

Cost of product sales for the fourth quarter of approximately $12.5 million for 2003 and of $9.8 million for 2002 resulted in a 48% gross margin as a percentage of total revenues compared to a 49% gross margin in the fourth quarter of 2002.  Gross margin percentages will fluctuate depending upon both the mix of product sold and the mix of customers. For the fourth quarter of 2003 approximately $175,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the fourth quarter of 2003 and acquired as a result of the BioRobotics and Hoefer acquisitions.  For the three months ended December 31, 2002 cost of product sales included $514,000 related to fair value adjustments to inventory and backlog for products which were shipped in the fourth quarter of 2002 and acquired with Genomic Solutions.

For the years ended December 31, 2003 and 2002 gross margin was 50% of total revenues.  Cost of product sales for 2003 and 2002, include fair value adjustments to inventory and backlog related to acquisitions of $840,000 and $514,000 respectively. Approximately $402,000 of estimated fair value adjustments related to the acquisitions of BioRobotics and Hoefer remain on the balance sheet as of December 31, 2003.

Research and development expense of $1.6 million for the three month period ended December 31, 2003 increased by approximately $454,000 from $1.1 million for the same period in 2002 primarily as a result of the acquisitions made during and since the fourth quarter of 2002.  For the year ended December 31, 2003 research and development expense of $6.3 million increased approximately $2.2 million from $4.1 million in 2002.  This net increase is primarily due to acquisitions made during 2002 and 2003 partially offset by a reduction in expenses as a result of the restructuring at Union Biometrica in the fourth quarter of 2002.

Marketing and selling expense increased approximately $579,000 to $4.1 million for the quarter ended December 31, 2003 from $3.5 million for the same period in 2002 primarily as a result of the acquisitions made during and since the fourth quarter of 2002.  As a percentage of revenues, marketing and selling expense for the quarter was 17% compared to approximately 19% for the same quarter in 2002.  For the year ended December 31, 2003, marketing and selling expense of $15.4 million increased approximately $6.9 million compared to 2002 primarily due to acquisitions made during 2002 and 2003.  For the twelve months ended December 31 as a percentage of revenues, marketing and selling expense increased from approximately 15% for 2002 to 18% for 2003.  This increase as a percentage of revenue for the year is primarily the result of the higher costs associated with the direct sales force at Genomic Solutions, which HBIO acquired in the fourth quarter of 2002, compared to the traditional HBIO spending rate for sales through a catalog or through distributors.

General and administrative expenses for the quarter of $2.6 million decreased approximately $691,000 from the fourth quarter of 2002 expense of $3.3 million.  This decrease is largely attributable to a decrease in bonuses earned under the 2003 bonus plan compared to the 2002 bonus plan and a decrease in legal expense related to a arbitration proceedings.  As a percentage of revenues general and administrative expense for the quarter ended December 31 was approximately 11% and 17% for 2003 and 2002 respectively.  For the full year of 2003, general and administrative expense of $10.9 million increased approximately $1.7 million over 2002.  As a percentage of revenues, general and administrative expense for year ended December 31 was approximately 13% and 16% for 2003 and 2002, respectively.  The increase in expenses for the year is primarily the result of acquisitions made during 2002 and 2003, as well as increased costs for insurance partially offset by a decrease in bonus earned under the 2003 bonus plan and legal expense related to arbitration proceedings.

During the fourth quarter of 2002, we completed a restructuring at our Union Biometrica subsidiary and incurred a charge of approximately $152,000 consisting entirely of excess unused lease space.  For the twelve months ended December 31, 2002, we incurred a total charge of $784,000 for restructuring at both our Union Biometrica and Biochrom subsidiaries.  The restructuring at Union Biometrica consolidated most general and administration activity into our Holliston facility, and refocused research and development efforts.  The restructuring charge at Biochrom was related to the movement of the operations of Walden Precision Apparatus into the Biochrom facility.  This consolidation of operations, which was planned at the time of the acquisition of Walden Precision Apparatus in July 2002, eliminated duplicative positions both in our Biochrom and Walden Precision Apparatus operations, and reduced facility costs.

Stock compensation expense was approximately $117,000 for the fourth quarter of 2003 compared to $299,000 for the fourth quarter of 2002.  For 2003, stock compensation expense was approximately $519,000 compared to $1.3 million for 2002.  This expense is due primarily to options granted during 2000 prior to our initial public offering, which were re-valued for GAAP accounting to our expected initial public offering share price.

The expense for amortization of intangibles for the quarter and year ended December 31, 2003 was $771,000 and $2.7 million respectively compared to $462,000 and $1.5 million respectively for the same periods in 2002.  This increase is directly related to the acquisitions made in 2002 and 2003.

The shift for quarter and year ended December 31, in the net impact of interest income and expense to an expense of approximately $63,000 and $151,000 for 2003 from income of approximately $62,000 and $342,000 for the same periods in 2002 is primarily the result of the company using cash in 2002 and 2003, and interest bearing debt in 2003, to fund acquisitions.

Gains from foreign exchange were approximately $222,000 and $484,000 for the quarter and year ended December 31, 2003 compared to approximately $198,000 and $402,000 for the same periods in 2002.  These gains are primarily the result of debt between our subsidiaries.

Other expense for the year ended December 31, 2003 of $753,000 included approximately $790,000 in charges related to the final settlement of an arbitration award in favor of the former shareholders of our subsidiary Union Biometrica.

Net income, as measured under GAAP, for the fourth quarter of 2003 was $1.8 million, compared with a net loss of $974,000 for the fourth quarter of 2002.  Basic and diluted per share net income was $0.06 for the fourth quarter of 2003 compared to a net loss of $0.03 per basic share for the fourth quarter of 2002.  Included in both periods are charges for non-cash stock compensation expense of $117,000 and $299,000 and amortization of intangibles of $771,000 and $462,000 for 2003 and 2002 respectively, before tax.  Included in the 2003 fourth quarter results were fair value adjustments of $175,000 related to inventory and backlog acquired with  the acquisitions of BioRobotics and Hoefer, expensed through cost of product sales, for products sold in the fourth quarter of 2003.  Included in the 2002 fourth quarter results were approximately $1.6 million in charges for acquired in-process research and development expense and fair value adjustments of $514,000, expensed through cost of product sales, of acquired inventory and backlog for orders sold in the fourth quarter of 2002, which were related to the acquisition of Genomic Solutions.  Also included in the 2002 fourth quarter results was approximately $152,000 in charges related to the restructuring at our Union Biometrica subsidiary.

GAAP net income for the full year of 2003 was $4.3 million compared to $736,000 for 2002.  Basic and diluted per share net income was $0.14 for the full year of 2003 and $0.03 for 2002.  Included in both periods are charges for non-cash stock compensation expense of $519,000 and $1.3 million, amortization of intangibles of $2.7 million and $1.5 million, and fair value adjustments to inventory and backlog of $840,000 related to the acquisitions of Genomic Solutions, BTX, GeneMachines, BioRobotics and Hoefer, and  $514,000 related to the acquisition of Genomic Solutions, for 2003 and 2002 respectively, before tax.  For 2003, net income also includes a charge of approximately $790,000 for an arbitration award in favor of the former shareholders of Union Biometrica and certain related costs.  Included in the year ended

December 31, 2002 was approximately $1.6 million in charges for acquired in-process research and development expense related to the acquisition of Genomic Solutions and approximately $784,000 in charges related to restructurings at our Union Biometrica and Biochrom subsidiaries.

Pro forma net income totaled $2.7 million or $0.09 per diluted share for the fourth quarter of 2003 compared to $1.5 million or $0.05 per diluted share for the fourth quarter of 2002.  Pro forma net income excludes fair value adjustments of inventory and backlog related to the acquisitions of BioRobotics and Hoefer for 2003 and Genomic Solutions for 2002, and for both periods stock compensation expense and amortization of intangibles, net of tax effects.  For the three month period ending December 31, 2002, pro forma net income also excludes charges related to the restructuring at our Union Biometrica subsidiary and acquired in-process research and development expense related to the acquisition of Genomic Solutions.

Pro forma net income was $7.8 million for 2003 compared to $5.4 million for 2002, or $0.26 and $0.20 per diluted share respectively.  Pro forma net income excludes, for both periods presented, stock compensation expense and amortization of intangibles, net of tax effects. For the year ended December 31, 2003, pro forma net income additionally excludes charges related to an arbitration award in favor of the former shareholders of Union Biometrica and fair value adjustments, net of tax, related to the acquisitions of Genomic Solutions, GeneMachines, BTX, BioRobotics and Hoefer, expensed through cost of product sales, for acquired inventory and backlog related to orders sold in 2003 since each acquisition.   For the year ended December 31, 2002, pro forma net income additionally excludes charges related to restructurings at our Union Biometrica and Biochrom subsidiaries, and fair value adjustments, net of tax, related to the acquisition of Genomic Solutions, expensed through cost of product sales, for acquired inventory and backlog related to orders sold in 2002 since the date of acquisition.

HBIO ended the year with cash and cash equivalents of $8.2 million, a decrease of approximately $7.1 million since December 31, 2002.  Approximately $6.6 million in cash was used to partially fund the acquisitions of BTX in January 2003 and GeneMachines in March 2003.  An additional $6 million in proceeds from a demand bridge note entered into in March 2003 was used to fund the remaining purchase price for the acquisition of GeneMachines.  $1.3 million in cash was also used during the second quarter of 2003 in settlement of a dispute between our subsidiary Genomic Solutions and Affymetrix.  This amount was fully reserved for by Genomic Solutions on the balance sheet prior to our acquisition of Genomic Solutions.  During the third quarter, we received cash in the amount of approximately $1.0 million as payment in full, including accrued interest, of promissory notes issued in September 2000, to our CEO, Chane Graziano.  These proceeds and additional cash on hand were used to partially fund the acquisition of BioRobotics in September 2003.  In October 2003, we entered into a second demand bridge note for $6.5 million to partially fund obligations assumed in the acquisition of BioRobotics.  $500,000 of this second demand bridge note was drawn down prior to the closing of a $20 million revolving credit facility with Brown Brothers Harriman & Co. in November 2003.  Both the $6 million and $6.5 million demand bridge notes were cancelled and the aggregate borrowings of $6.5 million under these two notes were paid off with proceeds from the revolving credit facility.  During November and December 2003, we drew down an additional $6.2 million from the credit facility to fund the purchase price of Hoefer, the closing and associated costs of the credit facility, and for general working capital.

On our balance sheet accounts receivable increased from December 31, 2002 to December 31, 2003 by approximately $5.2 million.  Approximately $3.8 million of the increase is related to the four acquisitions we made during 2003 and approximately $891,000 is due to the increase in exchange rates for the British pound sterling and the Euro.  From a cash flow perspective, of the $3.8 million increase in receivables on our balance sheet related to acquisitions, approximately

$1.1 million was acquired, therefore cash flow from operations was negatively impacted by $2.7 million as these balances built.

Inventory increased from December 31, 2002 to December 31, 2003 by approximately $9.2 million of which approximately $7.3 million is inventory acquired with the four acquisitions we made during 2003.  An additional $1.2 million of the increase is due to exchange rate changes from last year end to December 31, 2003 specifically for the British pound sterling and the Euro.

As previously announced, management will host a conference call regarding fourth quarter and the year end results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 11:00 AM Eastern Time on Wednesday March 3, 2004.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the investor relations button and then click on the web cast icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on the investor relations section of our website.  Click on the investor relations’ button and then click on the press release or web cast icon, as appropriate.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived in the investor relations section of our web site.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

We believe that it is useful to investors to present both the pro forma results for the Company as well as the GAAP results for the Company, as the pro forma results approximate how we measure the operating results of the Company internally.  Historically, pro forma results exclude non-recurring charges, acquired in-process research and development expense, amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses and stock compensation expense, all net of tax.  These expenses result primarily from purchase accounting or from events that are not related to the underlying operations of the business.  Therefore, we believe the presentation of the pro forma results provides investors with an enhanced understanding of the business.  A tabular reconciliation of fourth quarter and the year pro forma results to GAAP results is included in this press release.

The financial information provided in the pro forma presentation should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and through its distributors, including Amersham Biosciences and PerkinElmer.  HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

The statements made in this press release or on our conference call that are not statements of historical fact are forward—looking statements within the meaning of Section 27A of the

Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the Company will not generate revenues, earnings or operating margins that management anticipates, the Company may not achieve its expected GAAP or pro forma results for 2004.  There is also a risk that the Company will not be able to identify acquisition candidates or raise sufficient capital to consummate potential acquisitions. Other factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2002 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenues	$24,207	$18,891	$87,141	$57,380
Costs and Expenses:
Cost of product sales	12,489	9,837	43,731	28,824
Research and development expenses	1,562	1,108	6,263	4,146
Marketing & selling expenses	4,074	3,495	15,378	8,436
General & administrative expenses	2,570	3,261	10,892	9,187
Restructuring expenses	—	152	—	784
In-process research and development expense	—	1,551	—	1,551
Stock compensation expense	117	299	519	1,269
Amortization of intangible assets	771	462	2,702	1,543
Total costs and expenses	21,583	20,165	79,485	55,740

Income (loss) from operations	2,624	(1,274)	7,656	1,640

Other income (expense)
Interest income	66	85	176	446
Interest expense	(129)	(23)	(327)	(104)
Foreign currency gain (loss)	222	198	484	402
Other income (expense)	91	1	(753)	(37)
Total other income (expense) net	250	261	(420)	707

Income (loss) before income taxes	2,874	(1,013)	7,236	2,347
Income tax (expense) benefit	(1,121)	39	(2,976)	(1,611)
Net income (loss)	$1,753	$(974)	$4,260	$736
Income (loss) per share
Basic	$0.06	$(0.03)	$0.14	$0.03
Diluted	$0.06	$(0.03)	$0.14	$0.03
Weighted average common shares
Basic	29,957	28,890	29,924	27,090
Diluted	31,308	28,890	30,712	27,598

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, unaudited)

	December 31,	December 31,
	2003	2002
Assets
Cash and cash equivalents	$8,222	$15,313
Trade Receivables	19,075	13,917
Inventories	24,679	15,467
Property, plant and equipment	6,746	5,918
Goodwill and other intangibles	64,535	51,346
Other assets	4,979	5,623
Total assets	$128,236	$107,584

Liabilities
Total current liabilities	$15,394	$16,599
Total liabilities	29,376	19,203
Shareholders’ equity	98,860	88,381
Total liabilities and shareholders’ equity	$128,236	$107,584

HARVARD BIOSCIENCE, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenues	$24,207	$18,891	$87,141	$57,380
Costs and Expenses:
Cost of product sales (1)	12,314	9,323	42,891	28,310
Research and development expenses	1,562	1,108	6,263	4,146
Marketing and selling expenses	4,074	3,495	15,378	8,436
General & administrative expenses	2,570	3,261	10,892	9,187
Total costs and expenses (1) (2)	20,520	17,187	75,424	50,079

Income from operations (1) (2))	3,687	1,704	11,717	7,301

Other income (expense)
Interest income	66	85	176	446
Interest expense	(129)	(23)	(327)	(104)
Foreign currency gain (loss)	222	198	484	402
Other expense (3)	91	1	38	(37)
Total other income (expense) net (3)	250	261	371	707

Income before income taxes (1) (2) (3)	3,937	1,965	12,088	8,008
Income tax (expense) (4)	(1,262)	(468)	(4,251)	(2,588)
Net income (1) (2) (3) (4)	$2,675	$1,497	$7,837	$5,420
Income per share (1) (2) (3) (4)
Diluted	$0.09	$0.05	$0.26	$0.20
Weighted average common shares
Diluted	31,308	29,285	30,712	27,597

(1)

EXCLUDES FAIR VALUE ADJUSTMENTS FOR INVENTORY AND BACKLOG ACQUIRED OF $175 FOR BIOROBOTICS AND HOEFER FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2003 AND OF $840 FOR GENOMIC SOLUTIONS, BTX, BIOROBOTICS, AND HOEFER FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31,2003.  EXCLUDES FAIR VALUE ADJUSTMENTS FOR INVENTORY AND BACKLOG ACQUIRED OF $514 FOR GENOMIC SOLUTIONS FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31,2002.

(2)

EXCLUDES FAIR VALUE ADJUSTMENTS NOTED IN (1) ABOVE FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2003 AND STOCK COMPENSATION EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS FOR ALL PERIODS; AND FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2002 EXCLUDES $152 AND $784 RESPECTIVELY RELATED TO RESTRUCTURINGS AT UNION BIOMETRICA AND BIOCHROM AND $1.6 MILLION IN ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE RELATED TO THE ACQUISITION OF GENOMIC SOLUTIONS.

(3)	FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2003 EXCLUDES A CHARGE OF $790 FOR A CHARGE FOR AN ARBITRATION AWARD AND CERTAIN RELATED COSTS
(4)

EXCLUDES TAX BENEFIT RELATED TO ITEMS DESCRIBED IN NOTES 1, 2 AND 3 OF $141 AND $507 FOR THE THREE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002 AND $1.3 MILLION AND $977 FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2003 AND 2002 RESPECTIVELY.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO U.S. GAAP NET INCOME

(In thousands, except per share data unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002

Pro Forma Net Income	$2,675	$1,497	$7,837	$5,420
Stock Compensation Expense	117	299	519	1,269
Amortization of Intangibles	771	462	2,702	1,543
Fair Value Adjustment to Cost of Product Sales	175	514	840	514
In—Process Research and Development Expense	—	1,551	—	1,551
Restructuring Expenses	—	152	—	784
Arbitration Award and Certain Related Costs	—	—	790	—
Income Tax Benefit	(141)	(507)	(1,274)	(977)
GAAP Net Income (Loss)	$1,753	$(974)	$4,260	$736

Weighted average common shares
Diluted	31,308	29,285	30,712	27,597
Pro forma net income per share	$0.09	$0.05	$0.26	$0.20
GAAP net income (loss) per share	$0.06	$(0.03)	$0.14	$0.03

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ESTIMATED PRO FORMA E.P.S TO U.S. GAAP E.P.S.

We are currently not able to provide a reconciliation of estimated pro forma earnings per share (EPS) to U.S. GAAP EPS for the three months ending March 31, 2004 and the twelve months ending December 31, 2004 as we made acquisitions in the third and fourth quarters of 2003, for which the purchase price allocations have not been finalized.  We are currently not able to estimate the impact of the associated acquisition related expenses on 2004 GAAP EPS.  Such acquisition expenses may include, but are not limited to, acquired in-process research and development expense, restructuring and severance related expense and fair value adjustments which may significantly impact GAAP EPS.  Additionally, we are unable to estimate the expense related to amortization of intangibles that may result from these acquisitions.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO US GAAP NET INCOME (EXPENSE)

(In thousands, except per share data unaudited)

For the Twelve Months Ending December 31,	1997	1998	1999	2000	2001	2002	2003

Pro Forma Net Income	$1,224	$1,466	$2,689	$2,393	$4,392	$5,420	$7,837
Stock Compensation Expense	—	—	3,284	14,676	2,679	1,269	519
Amortization of Intangibles	—	27	368	604	1,744	1,543	2,702
Fair Value Adjustments	—					514	840
Acquired In-Process Research & Development	—				5,447	1,551
Restructuring/Severance and Related Costs	—				460	784
Arbitration Award and Certain Related Costs	—						790
Common Stock Warrant Interest	117	1,379	29,694	36,885
Preferred Stock Dividends	122	122	157	136
Income Tax (Benefit) Expense	—	(11)	(1,237)	98	(730)	(977)	(1,274)
GAAP Net Income (Loss)	985	(51)	(29,577)	(50,006)	(5,208)	736	4,260

Weighted Average Common Shares Diluted	17,500	15,287	17,082	18,459	26,382	27,598	30,712
Pro Forma Net Income Per Share	$0.07	$0.10	$0.16	$0.13	$0.17	$0.20	$0.26
GAAP Net Income (Expense) Per Share	$0.06	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14

Weighted Average Common Shares Basic	7,406	5,599	5,599	8,005	25,785	27,090	29,924
GAAP Net Income (Expense) Per Share	$0.13	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14